Exhibit 5.1

February 17, 2005

Bay View Deposit Corporation
1840 Gateway Drive
San Mateo, California 94404

Re:	Bay View Deposit Corporation Registration Statement on Form S-3; Registration No. 333-121380 (the “Registration Statement”)

Ladies and Gentlemen:

     We have acted as special counsel for Bay View Deposit Corporation, a Delaware corporation (the “Company”), and we act as special counsel for the Bay View 2005-LJ-1 Owner Trust, a Delaware statutory trust (the “Trust”) formed in connection with the proposed issuance of automobile receivable backed notes by the Trust. This opinion supplements our opinion dated December 17, 2004 and previously filed as an exhibit to the Registration Statement.

     We have examined such corporate records, certificates, and other instruments, and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such documents and instruments, we have assumed the authenticity of all documents and instruments submitted to us as originals, the conformity to originals of all documents and instruments submitted to us as copies and the authenticity of the originals of such documents and instruments.

     On the basis of our examination and review, in our opinion, with respect to automobile receivable backed notes (the “Notes”) issued under the indenture in substantially the form set forth as Exhibit 4.3 to the Registration Statement (the “Indenture”) among the Trust, as issuer, and Deutsche Bank Trust Company Americas, as indenture trustee for the Notes (the “Indenture Trustee”), the Notes constitute valid and binding obligations of the Trust, enforceable against the Trust in accordance with their respective terms, except that the enforceability thereof may be subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws now or hereinafter in effect relating to creditors’ rights generally, (b) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and to the discretion of any court before which such proceedings therefor may be brought and (c) public policy considerations.

Bay View Transaction Corporation
February 17, 2005

     The opinion expressed above is subject to the qualification that we do not purport to be experts as to the laws of any jurisdiction other than the federal laws of the Untied States of America and the laws of the State of New York, and we express no opinion herein as to the effect that the laws and decisions of courts of any such other jurisdiction may have upon such opinions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Bay View Transaction Corporation
February 17, 2005

     This opinion is expressly limited to the matters set forth above and we render no other opinion and express no other belief, whether by implication or otherwise, as to any other matters. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any facts, circumstances, events or developments that may be brought to our attention in the future, which facts, circumstances, events or developments may alter, affect or modify the opinion expressed herein.

Sincerely,

/s/ PATTON BOGGS LLP

Patton Boggs LLP